Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8, pertaining to the Vaxart, Inc. 2019 Equity Incentive Plan, of our report dated March 19, 2020, relating to the consolidated financial statements of Vaxart, Inc. and subsidiaries, which appears in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019.

/s/ OUM & CO. LLP

San Francisco, California

July 7, 2020